                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13D

                                 (RULE 13d-101)

  INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO RULE 13d-1(a) AND
               AMENDMENTS THERETO FILED PURSUANT TO RULE 13d-2(a)

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO. 2)*

                             VIVENDI UNIVERSAL S.A.

                                (NAME OF ISSUER)

               ORDINARY SHARES, NOMINAL VALUE 5.50 EUROS PER SHARE

                         (TITLE OF CLASS OF SECURITIES)

                                    F9798210

                                 (CUSIP NUMBER)

                                 SARAH E. COGAN
                           SIMPSON THACHER & BARTLETT

                 425 LEXINGTON AVENUE, NEW YORK, NEW YORK 10017

                                 (212) 455-3575

                  (NAME, ADDRESS AND TELEPHONE NUMBER OF PERSON
                AUTHORIZED TO RECEIVE NOTICES AND COMMUNICATIONS)

                                 JANUARY 4, 2002
             (DATE OF EVENT WHICH REQUIRES FILING OF THIS STATEMENT)

         If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(e), 13d-1(f) or 13d-1(g), check the following box [ ].

                  Note: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Rule 13d-7 for other parties to whom copies are to be sent.

                  *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

         The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                  SCHEDULE 13D

--------------------------------------------------------------------------------
CUSIP NO.  F9798210                                PAGE     2        OF       28
--------------------------------------------------------------------------------

    1     NAME OF REPORTING PERSONS
          I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
          EDGAR M. BRONFMAN, individually, as trustee under certain trusts for the benefit of descendants of the late Samuel Bronfman, as Managing Partner of Bronfman Associates and as trustee or director of certain charitable foundations.
--------------------------------------------------------------------------------
   2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*              (a) [ ]

                                                                         (b) [ ]
--------------------------------------------------------------------------------
   3      SEC USE ONLY

--------------------------------------------------------------------------------
   4      SOURCES OF FUNDS*

--------------------------------------------------------------------------------
   5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
          ITEMS 2(d) or 2(e)                                                 [ ]

--------------------------------------------------------------------------------

   6      CITIZENSHIP OR PLACE OF ORGANIZATION

                   UNITED STATES
--------------------------------------------------------------------------------
 NUMBER OF
  SHARES          7     SOLE VOTING POWER
BENEFICIALLY
  OWNED BY                   529,368
    EACH         ---------------------------------------------------------------
  REPORTING       8     SHARED VOTING POWER
   PERSON
    WITH                   32,922,715
                 --------------------------------------------------------------
                  9     SOLE DISPOSITIVE POWER

                              529,368
                 ---------------------------------------------------------------
                  10     SHARED DISPOSITIVE POWER

                           32,922,715
--------------------------------------------------------------------------------
   11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                           33,452,083
--------------------------------------------------------------------------------
   12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
                                                                             [ ]

--------------------------------------------------------------------------------
   13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                                  3.2%
--------------------------------------------------------------------------------
   14     TYPE OF REPORTING PERSON*

                                    IN
--------------------------------------------------------------------------------

                                  SCHEDULE 13D

--------------------------------------------------------------------------------
CUSIP NO.  F9798210                                PAGE     3        OF       28
--------------------------------------------------------------------------------

    1     NAME OF REPORTING PERSONS
          I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

          THE HON. CHARLES R. BRONFMAN, individually, as trustee under a certain trust for the benefit of descendants of the late Samuel Bronfman and as director or trustee of certain charitable foundations.
--------------------------------------------------------------------------------
   2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*              (a) [ ]

                                                                         (b) [ ]
--------------------------------------------------------------------------------
   3      SEC USE ONLY

--------------------------------------------------------------------------------
   4      SOURCES OF FUNDS*

--------------------------------------------------------------------------------
   5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
          ITEMS 2(d) or 2(e)                                                 [ ]

--------------------------------------------------------------------------------
   6      CITIZENSHIP OR PLACE OF ORGANIZATION

                   CANADA
--------------------------------------------------------------------------------
 NUMBER OF        7     SOLE VOTING POWER
  SHARES
BENEFICIALLY                   496,933
  OWNED BY        --------------------------------------------------------------
   EACH           8     SHARED VOTING POWER
 REPORTING
  PERSON                     3,570,015
   WITH           --------------------------------------------------------------
                  9     SOLE DISPOSITIVE POWER

                               496,933
                  --------------------------------------------------------------
                  10    SHARED DISPOSITIVE POWER

                             3,570,015
--------------------------------------------------------------------------------
   11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                             4,066,948
--------------------------------------------------------------------------------
   12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
                                                                             [ ]

--------------------------------------------------------------------------------
   13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                                   0.4%
--------------------------------------------------------------------------------
   14     TYPE OF REPORTING PERSON*.

                                    IN
--------------------------------------------------------------------------------

                                  SCHEDULE 13D

--------------------------------------------------------------------------------
CUSIP NO.  F9798210                                PAGE     4        OF     28

--------------------------------------------------------------------------------

    1     NAME OF REPORTING PERSONS
          I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
          PHYLLIS LAMBERT, as trustee under a certain trust for the benefit of descendants of the late Samuel Bronfman and as director of certain charitable foundations.
--------------------------------------------------------------------------------
   2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*              (a) [ ]

                                                                         (b) [ ]
--------------------------------------------------------------------------------
   3      SEC USE ONLY

--------------------------------------------------------------------------------
   4      SOURCES OF FUNDS*

--------------------------------------------------------------------------------
   5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
          ITEMS 2(d) or 2(e)                                                 [ ]

--------------------------------------------------------------------------------
   6      CITIZENSHIP OR PLACE OF ORGANIZATION

                   CANADA
--------------------------------------------------------------------------------
                  7     SOLE VOTING POWER

 NUMBER OF
  SHARES                          0
BENEFICIALLY      --------------------------------------------------------------
  OWNED BY        8     SHARED VOTING POWER
   EACH
 REPORTING                 2,247,976
  PERSON          --------------------------------------------------------------
   WITH           9     SOLE DISPOSITIVE POWER


                                   0
                  --------------------------------------------------------------
                  10     SHARED DISPOSITIVE POWER

                            2,247,976
--------------------------------------------------------------------------------
   11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                            2,247,976
--------------------------------------------------------------------------------
   12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
                                                                             [ ]

--------------------------------------------------------------------------------
   13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                                0.2%
--------------------------------------------------------------------------------
   14     TYPE OF REPORTING PERSON*

                                 IN
--------------------------------------------------------------------------------

                                  SCHEDULE 13D

--------------------------------------------------------------------------------
CUSIP NO.  F9798210                                PAGE     5        OF       28
--------------------------------------------------------------------------------
    1     NAME OF REPORTING PERSONS
          I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
          SAMUEL BRONFMAN II, individually and as trustee of a certain charitable foundation.
--------------------------------------------------------------------------------
   2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*              (a) [ ]

                                                                         (b) [ ]
--------------------------------------------------------------------------------
   3      SEC USE ONLY

--------------------------------------------------------------------------------
   4      SOURCES OF FUNDS*

--------------------------------------------------------------------------------
   5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
          ITEMS 2(d) or 2(e)                                                 [ ]

--------------------------------------------------------------------------------
   6      CITIZENSHIP OR PLACE OF ORGANIZATION

                   UNITED STATES
--------------------------------------------------------------------------------
                  7     SOLE VOTING POWER
 NUMBER OF
  SHARES                     163,392
BENEFICIALLY      --------------------------------------------------------------
  OWNED BY        8     SHARED VOTING POWER
   EACH
 REPORTING                   192,000
  PERSON          --------------------------------------------------------------
   WITH           9     SOLE DISPOSITIVE POWER

                             163,392
                  --------------------------------------------------------------
                  10     SHARED DISPOSITIVE POWER

                             192,000
--------------------------------------------------------------------------------
   11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                             355,392
--------------------------------------------------------------------------------
   12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
                                                                             [ ]
--------------------------------------------------------------------------------
   13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                         LESS THAN 0.1%
--------------------------------------------------------------------------------
   14     TYPE OF REPORTING PERSON*

                                  IN
--------------------------------------------------------------------------------

                                  SCHEDULE 13D

--------------------------------------------------------------------------------
CUSIP NO.  F9798210                                PAGE     6        OF       28
--------------------------------------------------------------------------------
    1     NAME OF REPORTING PERSONS
          I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
          EDGAR BRONFMAN, JR., individually, as trustee under a certain trust for the benefit of descendants of the late Samuel Bronfman and as trustee of a certain charitable foundation.
--------------------------------------------------------------------------------
   2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*              (a) [ ]

                                                                         (b) [ ]
--------------------------------------------------------------------------------
   3      SEC USE ONLY

--------------------------------------------------------------------------------
   4      SOURCES OF FUNDS*

--------------------------------------------------------------------------------
   5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
          ITEMS 2(d) or 2(e)                                                 [ ]

--------------------------------------------------------------------------------
   6      CITIZENSHIP OR PLACE OF ORGANIZATION

                   UNITED STATES
--------------------------------------------------------------------------------
                  7     SOLE VOTING POWER
 NUMBER OF
  SHARES                       3,080,125
BENEFICIALLY      --------------------------------------------------------------
  OWNED BY        8     SHARED VOTING POWER
   EACH
 REPORTING                     31,733,219
  PERSON          --------------------------------------------------------------
   WITH           9     SOLE DISPOSITIVE POWER

                               3,080,125
                  --------------------------------------------------------------
                  10     SHARED DISPOSITIVE POWER

                              31,733,751
                  --------------------------------------------------------------
   11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                              34,813,876
--------------------------------------------------------------------------------
   12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
                                                                             [ ]

--------------------------------------------------------------------------------
   13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                                  3.4%
--------------------------------------------------------------------------------
   14     TYPE OF REPORTING PERSON*

                                   IN
--------------------------------------------------------------------------------

                                  SCHEDULE 13D

--------------------------------------------------------------------------------
CUSIP NO.  F9798210                                PAGE     7        OF       28
--------------------------------------------------------------------------------
    1     NAME OF REPORTING PERSONS
          I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
          MATTHEW BRONFMAN, individually and as trustee under a certain trust for the benefit of descendants of the late Samuel Bronfman.
--------------------------------------------------------------------------------
   2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*              (a) [ ]

                                                                         (b) [ ]
--------------------------------------------------------------------------------
   3      SEC USE ONLY

--------------------------------------------------------------------------------
   4      SOURCES OF FUNDS*

--------------------------------------------------------------------------------
   5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
          ITEMS 2(d) or 2(e)                                                 [ ]

--------------------------------------------------------------------------------
   6      CITIZENSHIP OR PLACE OF ORGANIZATION

                   UNITED STATES
--------------------------------------------------------------------------------
                  7     SOLE VOTING POWER
 NUMBER OF
  SHARES                          192
BENEFICIALLY      --------------------------------------------------------------
  OWNED BY        8     SHARED VOTING POWER
   EACH
 REPORTING                  31,541,219
  PERSON          --------------------------------------------------------------
   WITH           9     SOLE DISPOSITIVE POWER

                                  192
                  --------------------------------------------------------------
                  10     SHARED DISPOSITIVE POWER

                            31,541,219
--------------------------------------------------------------------------------
   11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                            31,541,411
--------------------------------------------------------------------------------
   12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
                                                                             [ ]
--------------------------------------------------------------------------------
   13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                                   3.1%
--------------------------------------------------------------------------------
   14     TYPE OF REPORTING PERSON*

                                    IN
--------------------------------------------------------------------------------

                                  SCHEDULE 13D

--------------------------------------------------------------------------------
CUSIP NO.  F9798210                                PAGE     8        OF       28
--------------------------------------------------------------------------------

    1     NAME OF REPORTING PERSONS
          I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
          STEPHEN R. BRONFMAN, individually, as trustee under certain trusts for the benefit of descendants of the late Samuel Bronfman and as director of certain charitable foundations.

--------------------------------------------------------------------------------
   2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*              (a) [ }

                                                                         (b) [ ]
--------------------------------------------------------------------------------
   3      SEC USE ONLY

--------------------------------------------------------------------------------
   4      SOURCES OF FUNDS*

--------------------------------------------------------------------------------
   5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
          ITEMS 2(d) or 2(e)                                                 [ ]

--------------------------------------------------------------------------------
   6      CITIZENSHIP OR PLACE OF ORGANIZATION

                   CANADA
--------------------------------------------------------------------------------
                  7     SOLE VOTING POWER
 NUMBER OF
  SHARES                     3,942,661
BENEFICIALLY      --------------------------------------------------------------
  OWNED BY        8     SHARED VOTING POWER
   EACH
 REPORTING                   9,753,745
  PERSON          --------------------------------------------------------------
   WITH           9     SOLE DISPOSITIVE POWER

                             3,942,661
                  --------------------------------------------------------------
                  10     SHARED DISPOSITIVE POWER

                              9,753,745
--------------------------------------------------------------------------------
   11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                             13,696,406
--------------------------------------------------------------------------------
   12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
                                                                             [ ]

--------------------------------------------------------------------------------
   13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                                  1.3%
--------------------------------------------------------------------------------
   14     TYPE OF REPORTING PERSON*

                                    IN
--------------------------------------------------------------------------------

                                  SCHEDULE 13D

--------------------------------------------------------------------------------
CUSIP NO.  F9798210                                PAGE     9        OF       28
--------------------------------------------------------------------------------
    1     NAME OF REPORTING PERSONS
          I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
          ELLEN J. BRONFMAN HAUPTMAN, individually, as trustee under a certain trust for the benefit of descendants of the late Samuel Bronfman and as director of a certain charitable foundation.
--------------------------------------------------------------------------------
   2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*              (a) [ ]

                                                                         (b) [ ]
--------------------------------------------------------------------------------
   3      SEC USE ONLY

--------------------------------------------------------------------------------
   4      SOURCES OF FUNDS*

--------------------------------------------------------------------------------
   5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
          ITEMS 2(d) or 2(e)                                                 [ ]

--------------------------------------------------------------------------------
   6      CITIZENSHIP OR PLACE OF ORGANIZATION

                   CANADA
--------------------------------------------------------------------------------
                  7     SOLE VOTING POWER
 NUMBER OF
  SHARES                    709,700
BENEFICIALLY      --------------------------------------------------------------
  OWNED BY        8     SHARED VOTING POWER
   EACH
 REPORTING                6,418,869
  PERSON          --------------------------------------------------------------
   WITH           9     SOLE DISPOSITIVE POWER

                            709,700
                  --------------------------------------------------------------
                  10     SHARED DISPOSITIVE POWER

                          6,418,869
--------------------------------------------------------------------------------
   11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                          7,128,569
--------------------------------------------------------------------------------
   12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
                                                                             [ ]

--------------------------------------------------------------------------------
   13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                              0.7%
--------------------------------------------------------------------------------
   14     TYPE OF REPORTING PERSON*

                              IN
--------------------------------------------------------------------------------

                                  SCHEDULE 13D

--------------------------------------------------------------------------------
CUSIP NO.  F9798210                                PAGE     10        OF      28
--------------------------------------------------------------------------------
    1     NAME OF REPORTING PERSONS
          I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
          MILDRED KALIK, as trustee under certain trusts for the benefit of descendants of the late Samuel Bronfman.
--------------------------------------------------------------------------------
   2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*              (a) [ ]

                                                                         (b) [ ]
--------------------------------------------------------------------------------
   3      SEC USE ONLY

--------------------------------------------------------------------------------
   4      SOURCES OF FUNDS*

--------------------------------------------------------------------------------
   5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
          ITEMS 2(d) or 2(e)                                                 [ ]
--------------------------------------------------------------------------------
   6      CITIZENSHIP OR PLACE OF ORGANIZATION

                   UNITED STATES
--------------------------------------------------------------------------------
                  7     SOLE VOTING POWER
 NUMBER OF
  SHARES                             0
BENEFICIALLY      --------------------------------------------------------------
  OWNED BY        8     SHARED VOTING POWER
   EACH
 REPORTING                  32,730,431
  PERSON          --------------------------------------------------------------
   WITH           9     SOLE DISPOSITIVE POWER

                                      0
                  --------------------------------------------------------------
                  10     SHARED DISPOSITIVE POWER

                             32,730,431
--------------------------------------------------------------------------------
   11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                             32,730,431
--------------------------------------------------------------------------------
   12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
                                                                             [ ]

--------------------------------------------------------------------------------
   13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                                    3.2%
--------------------------------------------------------------------------------
   14     TYPE OF REPORTING PERSON*

                                      IN
--------------------------------------------------------------------------------

                                  SCHEDULE 13D

--------------------------------------------------------------------------------
CUSIP NO.  F9798210                                PAGE     11        OF      28
--------------------------------------------------------------------------------
    1     NAME OF REPORTING PERSONS
          I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
          MAYO A. SHATTUCK, III, as trustee under certain trusts for the benefit of descendants of the late Samuel Bronfman.
--------------------------------------------------------------------------------
    2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*             (a) [ ]

                                                                         (b) [ ]
--------------------------------------------------------------------------------
   3      SEC USE ONLY

--------------------------------------------------------------------------------
   4      SOURCES OF FUNDS*

--------------------------------------------------------------------------------
   5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
          ITEMS 2(d) or 2(e)                                                 [ ]

--------------------------------------------------------------------------------
   6      CITIZENSHIP OR PLACE OF ORGANIZATION

                   UNITED STATES
--------------------------------------------------------------------------------
                  7     SOLE VOTING POWER
 NUMBER OF
  SHARES                                0
BENEFICIALLY      --------------------------------------------------------------
  OWNED BY        8     SHARED VOTING POWER
   EACH
 REPORTING                      32,730,431
  PERSON          --------------------------------------------------------------
   WITH           9     SOLE DISPOSITIVE POWER

                                         0
                  --------------------------------------------------------------
                  10     SHARED DISPOSITIVE POWER

                                32,730,431
--------------------------------------------------------------------------------
   11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                32,730,431
--------------------------------------------------------------------------------
   12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
                                                                             [ ]

--------------------------------------------------------------------------------
   13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                                       3.2%
--------------------------------------------------------------------------------
   14     TYPE OF REPORTING PERSON*

                                        IN
--------------------------------------------------------------------------------

                                  SCHEDULE 13D

--------------------------------------------------------------------------------
CUSIP NO.  F9798210                                PAGE     12        OF      28
--------------------------------------------------------------------------------
    1     NAME OF REPORTING PERSONS
          I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
          JOHN S. WEINBERG, individually, as trustee under a certain trust for the benefit of John S. Weinberg and as trustee under certain trusts for the benefit of descendants of the late Samuel Bronfman.
--------------------------------------------------------------------------------
   2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*             (a) [ ]

                                                                        (b) [ ]
--------------------------------------------------------------------------------
   3      SEC USE ONLY

--------------------------------------------------------------------------------
   4      SOURCES OF FUNDS*

--------------------------------------------------------------------------------
   5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
          ITEMS 2(d) or 2(e)                                                 [ ]

--------------------------------------------------------------------------------
   6      CITIZENSHIP OR PLACE OF ORGANIZATION

                   UNITED STATES
--------------------------------------------------------------------------------
                  7     SOLE VOTING POWER
 NUMBER OF
  SHARES                              800
BENEFICIALLY      --------------------------------------------------------------
  OWNED BY        8     SHARED VOTING POWER
   EACH
 REPORTING                      32,734,831
  PERSON          --------------------------------------------------------------
   WITH           9     SOLE DISPOSITIVE POWER

                                       800
                  --------------------------------------------------------------
                  10     SHARED DISPOSITIVE POWER

                                 32,734,831
--------------------------------------------------------------------------------
   11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                 32,735,631
--------------------------------------------------------------------------------
   12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
                                                                             [ ]

--------------------------------------------------------------------------------
   13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                                       3.2%
--------------------------------------------------------------------------------
   14     TYPE OF REPORTING PERSON*

                                        IN
--------------------------------------------------------------------------------

                                  SCHEDULE 13D

--------------------------------------------------------------------------------
CUSIP NO.  F9798210                                PAGE     13        OF    28
--------------------------------------------------------------------------------
    1     NAME OF REPORTING PERSONS
          I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

          ARNOLD M. LUDWICK, as trustee under a certain trust for the benefit of descendants of the late Samuel Bronfman and as a director of certain charitable foundations.
--------------------------------------------------------------------------------
   2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*              (a) [ ]

                                                                         (b) [ ]
--------------------------------------------------------------------------------
   3      SEC USE ONLY

--------------------------------------------------------------------------------
   4      SOURCES OF FUNDS*

--------------------------------------------------------------------------------
   5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
          ITEMS 2(d) or 2(e)                                                 [ ]

--------------------------------------------------------------------------------
   6      CITIZENSHIP OR PLACE OF ORGANIZATION

                   CANADA
--------------------------------------------------------------------------------
                  7     SOLE VOTING POWER
 NUMBER OF
  SHARES                               0
BENEFICIALLY      --------------------------------------------------------------
  OWNED BY        8     SHARED VOTING POWER
   EACH
 REPORTING                      7,505,769
  PERSON          --------------------------------------------------------------
   WITH           9     SOLE DISPOSITIVE POWER

                                        0
                  --------------------------------------------------------------
                  10     SHARED DISPOSITIVE POWER

                                 7,505,769
--------------------------------------------------------------------------------
   11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                 7,505,769
--------------------------------------------------------------------------------
   12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
                                                                             [ ]

--------------------------------------------------------------------------------
   13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                                       0.7%
--------------------------------------------------------------------------------
   14     TYPE OF REPORTING PERSON*

                                        IN
--------------------------------------------------------------------------------

                                  SCHEDULE 13D

--------------------------------------------------------------------------------
CUSIP NO.  F9798210                                PAGE     14        OF      28
--------------------------------------------------------------------------------
    1     NAME OF REPORTING PERSONS
          I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
          ROBERT S. VINEBERG, as trustee under certain trusts for the benefit of descendants of the late Samuel Bronfman.
--------------------------------------------------------------------------------
   2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*              (a) [ ]

                                                                         (b) [ ]
--------------------------------------------------------------------------------
   3      SEC USE ONLY

--------------------------------------------------------------------------------
   4      SOURCES OF FUNDS*

--------------------------------------------------------------------------------
   5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
          ITEMS 2(d) or 2(e)                                                 [ ]

--------------------------------------------------------------------------------
   6      CITIZENSHIP OR PLACE OF ORGANIZATION

                   CANADA
--------------------------------------------------------------------------------
                  7     SOLE VOTING POWER
 NUMBER OF
  SHARES                               0
BENEFICIALLY      --------------------------------------------------------------
  OWNED BY        8     SHARED VOTING POWER
   EACH
 REPORTING                      8,623,038
  PERSON          --------------------------------------------------------------
   WITH           9     SOLE DISPOSITIVE POWER

                                       0
                  --------------------------------------------------------------
                  10     SHARED DISPOSITIVE POWER

                               8,623,038
--------------------------------------------------------------------------------
   11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                               8,623,038
--------------------------------------------------------------------------------
   12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
                                                                             [ ]

--------------------------------------------------------------------------------
   13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                                    0.8%
--------------------------------------------------------------------------------
   14     TYPE OF REPORTING PERSON*

                                     IN
--------------------------------------------------------------------------------

                                  SCHEDULE 13D

--------------------------------------------------------------------------------
CUSIP NO.  F9798210                                PAGE     15        OF      28
--------------------------------------------------------------------------------
    1     NAME OF REPORTING PERSONS
          I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
          E. LEO KOLBER, as trustee under a certain trust for the benefit of descendants of the late Samuel Bronfman.
--------------------------------------------------------------------------------
   2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*              (a) [ ]

                                                                         (b) [ ]
--------------------------------------------------------------------------------
   3      SEC USE ONLY

--------------------------------------------------------------------------------
   4      SOURCES OF FUNDS*

--------------------------------------------------------------------------------
   5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
          ITEMS 2(d) or 2(e)                                                 [ ]

--------------------------------------------------------------------------------
   6      CITIZENSHIP OR PLACE OF ORGANIZATION

                   CANADA
--------------------------------------------------------------------------------
                  7     SOLE VOTING POWER
 NUMBER OF
  SHARES                                0
BENEFICIALLY      --------------------------------------------------------------
  OWNED BY        8     SHARED VOTING POWER
   EACH
 REPORTING                      2,247,500
  PERSON          --------------------------------------------------------------
   WITH           9     SOLE DISPOSITIVE POWER

                                        0
                  --------------------------------------------------------------
                  10     SHARED DISPOSITIVE POWER

                                2,247,500
--------------------------------------------------------------------------------
   11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                2,247,500
--------------------------------------------------------------------------------
   12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
                                                                             [ ]

--------------------------------------------------------------------------------
   13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                                       0.2%
--------------------------------------------------------------------------------
   14     TYPE OF REPORTING PERSON*

                                        IN
--------------------------------------------------------------------------------

                                  SCHEDULE 13D

--------------------------------------------------------------------------------
CUSIP NO.  F9798210                                PAGE     16        OF      28
--------------------------------------------------------------------------------
    1     NAME OF REPORTING PERSONS
          I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
          SAMUEL MINZBERG, individually and as trustee under a certain trust for the benefit of descendants of the late Samuel Bronfman.
--------------------------------------------------------------------------------
   2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*              (a) [ ]

                                                                         (b) [ ]
--------------------------------------------------------------------------------
   3      SEC USE ONLY

--------------------------------------------------------------------------------
   4      SOURCES OF FUNDS*

--------------------------------------------------------------------------------
   5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
          ITEMS 2(d) or 2(e)                                                 [ ]

--------------------------------------------------------------------------------
   6      CITIZENSHIP OR PLACE OF ORGANIZATION

                   CANADA
--------------------------------------------------------------------------------
                  7     SOLE VOTING POWER
 NUMBER OF
  SHARES                              750
BENEFICIALLY      --------------------------------------------------------------
  OWNED BY        8     SHARED VOTING POWER
   EACH
 REPORTING                      2,247,500
  PERSON          --------------------------------------------------------------
   WITH           9     SOLE DISPOSITIVE POWER

                                      750
                  --------------------------------------------------------------
                  10     SHARED DISPOSITIVE POWER

                                 2,247,500
--------------------------------------------------------------------------------
   11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                 2,248,250
--------------------------------------------------------------------------------
   12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
                                                                             [ ]

--------------------------------------------------------------------------------
   13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                                       0.2%
--------------------------------------------------------------------------------
   14     TYPE OF REPORTING PERSON*

                                        IN
--------------------------------------------------------------------------------

                                  SCHEDULE 13D

--------------------------------------------------------------------------------
CUSIP NO.  F9798210                                PAGE     17        OF      28
--------------------------------------------------------------------------------
    1     NAME OF REPORTING PERSONS
          I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
          BRUCE I. JUDELSON, individually and as trustee under a certain trust for the benefit of descendants of the late Samuel Bronfman.
--------------------------------------------------------------------------------
   2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*              (a) [ ]

                                                                         (b) [ ]
--------------------------------------------------------------------------------
   3      SEC USE ONLY

--------------------------------------------------------------------------------
   4      SOURCES OF FUNDS*

--------------------------------------------------------------------------------
   5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
          ITEMS 2(d) or 2(e)                                                 [ ]

--------------------------------------------------------------------------------
   6      CITIZENSHIP OR PLACE OF ORGANIZATION

                   UNITED STATES
--------------------------------------------------------------------------------
                  7     SOLE VOTING POWER
 NUMBER OF
  SHARES                            242,368
BENEFICIALLY      --------------------------------------------------------------
  OWNED BY        8     SHARED VOTING POWER
   EACH
 REPORTING                                0
  PERSON          --------------------------------------------------------------
   WITH           9     SOLE DISPOSITIVE POWER

                                    242,368
                  --------------------------------------------------------------
                  10     SHARED DISPOSITIVE POWER

                                          0
--------------------------------------------------------------------------------
   11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                    242,368
--------------------------------------------------------------------------------
   12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
                                                                             [ ]

--------------------------------------------------------------------------------
   13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                               LESS THAN 0.1%
--------------------------------------------------------------------------------
   14     TYPE OF REPORTING PERSON*

                                         IN
--------------------------------------------------------------------------------

                                  SCHEDULE 13D
CUSIP No.F9798210                                                  Page 18 of 28


________________________________________________________________________________
1    NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
     ANDELL INVESTMENTS (LUXEMBOURG) S.A.R.L., a corporation organized under the laws of Luxembourg.

________________________________________________________________________________
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [ ]
                                                                 (b)  [ ]

________________________________________________________________________________
3    SEC USE ONLY



________________________________________________________________________________
4    SOURCE OF FUNDS*



________________________________________________________________________________
5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(d) OR 2(e)                                   [ ]



________________________________________________________________________________
6    CITIZENSHIP OR PLACE OF ORGANIZATION

     LUXEMBOURG

________________________________________________________________________________
               7    SOLE VOTING POWER

  NUMBER OF         10,000,000

   SHARES      _________________________________________________________________
               8    SHARED VOTING POWER
BENEFICIALLY
                             0
  OWNED BY
               _________________________________________________________________
    EACH       9    SOLE DISPOSITIVE POWER

  REPORTING         10,000,000

   PERSON      _________________________________________________________________
               10   SHARED DISPOSITIVE POWER
    WITH
                             0

________________________________________________________________________________
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                    10,000,000

________________________________________________________________________________
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*

                                                                      [ ]

________________________________________________________________________________
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                          1.0%

________________________________________________________________________________
14   TYPE OF REPORTING PERSON*

                            CO

________________________________________________________________________________

         This Statement on Schedule 13D, as amended, to which this amendment relates (the "Schedule 13D"), filed pursuant to Rule 13d-1 of the Rules and Regulations under the Securities Exchange Act of 1934, as amended, by each of the individuals and entities identified on the cover pages to this Schedule 13D (such persons and entities, collectively, the "Reporting Persons"), relating to the ordinary shares, nominal value 5.50 euros per share (the "Ordinary Shares"), of Vivendi Universal S.A., a societe anonyme organized under the laws of France ("Vivendi Universal"), is hereby amended as set forth below.

ITEM 2.  IDENTITY AND BACKGROUND.

         Item 2 is hereby supplemented as follows:

         The Schedule 13D is being filed jointly by the Reporting Persons. The agreement among the Reporting Persons relating to the joint filing of the
Schedule 13D is attached hereto as Exhibit 1.

         The name, business address, principal business or occupation and citizenship of each of the Reporting Persons is supplemented by adding the following information:

    NAME AND BUSINESS ADDRESS                  PRINCIPAL BUSINESS OR OCCUPATION              CITIZENSHIP
    -------------------------                  --------------------------------              -----------
PHYLLIS LAMBERT                                Architect                                     Canada
Canadian Centre for Architecture
1920 Baile Street
Montreal, Quebec
Canada H3H 2S2

E. LEO KOLBER                                  Member of the Canadian Senate                 Canada
1170 Peel Street
8th Floor
Montreal, Quebec
Canada H3B 4P2

SAMUEL MINZBERG                                President and Chief Executive Officer of      Canada
1170 Peel Street                               Claridge Inc.
8th Floor
Montreal, Quebec
Canada H3B 4P2

         During the last five years, none of the Reporting Persons has been (i) convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (ii) a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding has been or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.

ITEM 5.       INTEREST IN SECURITIES OF THE ISSUER.

                  Item 5 is hereby amended and restated as follows:

                  CURRENT OWNERSHIP

                  As of the date hereof and after giving effect to the transactions described below under "Recent Transactions," Bronfman Associates, a New York general partnership ("BA"), owns directly 31,541,219 Vivendi Universal American Depositary Shares ("ADSs"), or approximately 3.1% of the Ordinary Shares. Edgar M. Bronfman is the Managing Partner of BA, the Edgar Miles Bronfman Trust (the "EMBT") directly and indirectly holds a 99% general partnership interest and the children of Edgar M. Bronfman, including Samuel Bronfman II, Edgar Bronfman, Jr. and Matthew Bronfman, directly and indirectly hold the other partnership interest in BA. The EMBT owns no Vivendi Universal Securities directly (the term "Vivendi Universal Securities" refers to, collectively, Ordinary Shares, ADSs, exchangeable shares ("Exchangeable Shares") of Vivendi Universal Exchangeco Inc., a Canadian subsidiary of Vivendi Universal, and Vivendi Universal voting rights). Edgar M. Bronfman, Edgar Bronfman, Jr., Matthew Bronfman, Mildred Kalik, Mayo A. Shattuck III and John
S. Weinberg are the trustees of the EMBT, and Edgar M. Bronfman, Mildred Kalik, Mayo A. Shattuck III and John S. Weinberg are the trustees of the PBBT/Edgar Miles Bronfman Family Trust (the "PBBT/EMBFT"), both of which are trusts for the benefit of Edgar M. Bronfman and his descendants. The PBBT/EMBFT owns directly 1,189,212 ADSs, or approximately 0.1% of the Ordinary Shares.

                  The Charles Rosner Bronfman Family Trust (the "CRBFT") and The Charles R. Bronfman Discretionary Trust (the "CRBDT"), trusts for the benefit of Charles R. Bronfman and his descendants, own directly (in the case of the CRBDT) or indirectly (in the case of the CRBFT) 6,373,038 Exchangeable Shares and 242,208 ADSs, or approximately 0.6% and less than 0.1% of the Ordinary Shares, respectively. The CRBFT is the sole voting shareholder of Esarbee Investments Limited, a corporation existing under the laws of Canada, which owns directly 6,373,038 Exchangeable Shares. Stephen R. Bronfman, Ellen J. Bronfman Hauptman, Arnold M. Ludwick and Robert S. Vineberg are the trustees of the CRBFT. Bruce I. Judelson is the trustee of the CRBDT.

                  The Stephen Rosner Bronfman Substitute Trust (the "SRBST"), a trust for the benefit of Stephen R. Bronfman and his descendants, is the sole shareholder of Stepworth Holdings Inc., a corporation existing under the laws of Canada, which owns directly 2,247,500 Exchangeable Shares, or approximately 0.2% of the Ordinary Shares. Charles R. Bronfman, Phyllis Lambert, Stephen R. Bronfman, E. Leo Kolber, Robert S. Vineberg and Samuel Minzberg are the trustees of the SRBST. Claridge SRB Investments Inc., a corporation existing under the laws of Canada ("SRB Investments"), owns directly 2,668,161 ADSs and 1,274,500 Ordinary Shares, or an aggregate of approximately 0.4% of the Ordinary Shares. Stephen R. Bronfman is the sole shareholder of SRB Investments.

                  CRB Associates, Limited Partnership, a Connecticut limited partnership ("CRB Associates"), owns directly 2,500 Exchangeable Shares, which represent less than 0.1% of the Ordinary Shares. The general partner of CRB Associates is the CRBFT, which holds a 98.2% general partnership interest. A corporation owned by a trust for the benefit of Stephen R.

Bronfman holds a 1.8% limited partnership interest in CRB Associates.

                  Andell Investments (Luxembourg) S.a.r.l., a corporation organized under the laws of Luxembourg ("Andell"), owns directly 10,000,000 ADSs, or approximately 1.0% of the Ordinary Shares. Each of the C. Bronfman Family Trust (the "C.BFT") and the CB Family Trust ("CB FT") holds 40% of the capital stock of Andell, and The Charles Bronfman Trust (the "CBT") holds 20% of the capital stock of Andell. The C.BFT, CB FT and the CBT are trusts for the benefit of Charles R. Bronfman and his descendants.

                  Edgar M. Bronfman, Charles R. Bronfman and Phyllis Lambert are siblings.

                  The Claridge Foundation, a charitable foundation, the members and directors of which include Charles R. Bronfman, Stephen R. Bronfman and Arnold M. Ludwick, owns directly 1,086,900 ADSs, or approximately 0.1% of the Ordinary Shares. The Chastell Foundation, a charitable foundation, the members and directors of which include Charles R. Bronfman, Stephen R. Bronfman, Ellen
J. Bronfman Hauptman and Arnold M. Ludwick, owns directly 43,331 ADSs, which represent less than 0.1% of the Ordinary Shares. The Samuel Bronfman Foundation, a charitable foundation, the trustees of which include Edgar M. Bronfman, Charles R. Bronfman, Samuel Bronfman II and Edgar Bronfman, Jr., owns directly 192,000 ADSs, which represent less than 0.1% of the Ordinary Shares. The Samuel and Saidye Bronfman Family Foundation, a charitable foundation, the directors of which include Phyllis Lambert and Stephen R. Bronfman, owns directly 192 ADSs, which represent less than 0.1% of the Ordinary Shares. The Saidye Bronfman Foundation, a charitable foundation, the directors of which include Edgar M. Bronfman, Charles R. Bronfman, Phyllis Lambert and Stephen R. Bronfman, owns directly 284 ADSs, which represent less than 0.1% of the Ordinary Shares.

                  Edgar M. Bronfman owns directly 888 ADSs and holds currently exercisable options to acquire 528,480 ADSs; Charles R. Bronfman owns directly 800 ADSs and holds currently exercisable options to acquire 496,133 ADSs; Samuel Bronfman II owns directly 192 ADSs and holds currently exercisable options to acquire 163,200 ADSs; Edgar Bronfman, Jr. owns directly 792 ADSs, holds currently exercisable options to acquire 3,079,333 ADSs and, through an investment in the Joseph E. Seagram & Sons, Inc. 401(k) Plan with a value of $26,234 as of December 4, 2000, owns indirectly approximately 532 ADSs; Matthew Bronfman owns directly 192 ADSs; Ellen J. Bronfman Hauptman owns directly 690,500 Ordinary Shares and 19,200 ADSs; John S. Weinberg owns directly 800 ADSs; and Samuel Minzberg owns directly 750 ADSs. A trust for the benefit of John S. Weinberg, of which he is a trustee, owns 4,400 ADSs. Bruce I. Judelson owns, through an Individual Retirement Account, 160 ADSs. Except with respect to the ADSs held by Edgar Bronfman, Jr. through the 401(k) Plan, each of such persons has the sole power to vote, or direct the voting of, and the sole power to dispose of, or direct the disposition of, the ADSs stated to be owned directly by such person. In addition, the spouse of Edgar M. Bronfman owns directly 1,472 ADSs, and the spouse of Charles R. Bronfman owns indirectly 9,600 ADSs.

                  The power to vote, or direct the voting of, and the power to dispose of, or direct the disposition of, the Vivendi Universal Securities owned by each of the aforementioned trusts (both directly and, in the case of the CRBFT and the SRBST, indirectly as a sole shareholder of certain corporations mentioned above) and foundations is shared by the respective trustees or directors of such trusts or foundations, except with respect to the CRBDT, which has a single trustee with sole power to vote, or direct the voting of, and sole power to dispose of, or direct the disposition of, the Vivendi Universal Securities directly owned by such trust. The power to vote, or direct the voting of, and the power to dispose of, or direct the disposition of, the Vivendi Universal Securities owned by Andell is reported in the Schedule 13D as being held by Andell. The power to vote, or direct the voting of, and the power to dispose of, or direct the disposition of, the Vivendi Universal Securities owned by SRB Investments is reported in the Schedule 13D as being held by Stephen R. Bronfman, its sole shareholder.

                  Each person identified in the Schedule 13D expressly disclaims any beneficial interest in the Vivendi Universal Securities, except for those ADSs and Ordinary Shares which are stated to be owned directly by such person, and except to the extent of such person's beneficial interest in a trust which owns Vivendi Universal Securities.

                  The persons filing this statement expressly disclaim (i) that the trustees of the trusts referred to in the Schedule 13D act as a group with the trustees of any other trusts referred to in the Schedule 13D, and (ii) that any group exists with respect to the Vivendi Universal Securities referred to in the Schedule 13D.

                  The number of Vivendi Universal Securities over which each of the Reporting Persons exercises voting or dispositive power, either sole or shared, is set forth on the cover pages hereto. Such cover pages reflect the beneficial ownership of an aggregate of 61,847,397 Vivendi Universal Securities, which represent an aggregate of approximately 6.0% of the Ordinary Shares.

                  Percentages set forth on such cover pages and in this Item 5 were calculated based on 1,085,297,393 outstanding Ordinary Shares, which Vivendi Universal has advised the Reporting Persons represent the number of outstanding Ordinary Shares as of January 7, 2002, less 52,536,672 Ordinary Shares, which Vivendi Universal has advised the Reporting Persons represent Ordinary Shares held in treasury by Vivendi Universal. Vivendi Universal has advised the Reporting Persons that the number of outstanding Ordinary Shares includes Ordinary Shares corresponding to the outstanding ADSs and Exchangeable Shares.

         RECENT TRANSACTIONS

                  On November 15, 2001, the C.BFT and Columbus Capital Corporation ("Columbus") each sold 200,000 Ordinary Shares in market sales on the Paris Bourse at a price per Ordinary Share of 60.1105 Euros.

                  On November 19, 2001, the C.BFT sold an aggregate of 950,000 Ordinary Shares in market sales on the Paris Bourse at a price per Ordinary Share of 60.2252 Euros.

                  On November 20, 2001, the C.BFT sold an aggregate of 116,000 Ordinary Shares in market sales on the Paris Bourse at a price per Ordinary Share of 60.0819 Euros.

                  On November 22, 2001, the C.BFT sold an aggregate of 310,000 Ordinary Shares in market sales on the Paris Bourse at a price per Ordinary Share of 59.0482 Euros.

                  On November 23, 2001, the C.BFT sold an aggregate of 5,000 Ordinary Shares in market sales on the Paris Bourse at a price per Ordinary Share of 59.3500 Euros.

                  In addition, on November 22, 2001, Columbus transferred 690,500 Ordinary Shares to Ellen J. Bronfman Hauptman in exchange for a $39,983,490 Demand Promissory Note bearing interest at the U.S. prime rate less 2.75%. On November 30, 2001, Columbus transferred 2,668,161 ADSs and 1,274,500 Ordinary Shares to SRB Investments in exchange for an interest free Cdn$313,881,827 Demand Promissory Note. After giving effect to such transactions, Columbus no longer directly holds any Vivendi Universal Securities.

                  On January 3, 2002, Claridge Properties Ltd. transferred 2,247,500 Exchangeable Shares to Stepworth Holdings Inc., a company owned by the SRBST, in exchange for a Cdn$207,612,543 Demand Note bearing interest at 2% per annum, and 2,500 Exchangeable Shares to CRB Associates in exchange for a $144,625 Demand Note bearing interest at 2% per annum.

                  On January 4, 2002, Edgar Bronfman, Jr. exercised employee stock options for 570,000 ADSs and sold the 570,000 ADSs at an average price of $56.86 per ADS in market sales.

ITEM 7.       MATERIAL TO BE FILED AS EXHIBITS.

      EXHIBITS:

1.       Joint Filing Agreement among each of the Reporting Persons.

2.       Power of Attorney.

                                   SIGNATURES

         After reasonable inquiry and to the best of their knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.

DATED:   January 8, 2002

                                    EDGAR M. BRONFMAN, individually, as trustee under certain trusts for the benefit of descendants of the late Samuel Bronfman, as Managing Partner of Bronfman Associates and as trustee or director of certain charitable foundations

                                    By:  /s/ Frank W. Raysor, II
                                         ------------------------------
                                         Frank W. Raysor, II
                                         Attorney-in-Fact (Pursuant to a Power
                                         of Attorney previously filed with the
                                         Securities and Exchange Commission)


                                    THE HON. CHARLES R. BRONFMAN, individually, as trustee under a certain trust for the benefit of descendants of the late Samuel Bronfman and as director or trustee of certain charitable foundations

                                    By:  /s/ Michel Boucher
                                         ------------------------------
                                         Michel Boucher
                                         Attorney-in-Fact (Pursuant to a Power
                                         of Attorney previously filed with the
                                         Securities and Exchange Commission)


                                    PHYLLIS LAMBERT, as trustee under a certain trust for the benefit of descendants of the late Samuel Bronfman and as director of certain charitable foundations

                                    By:  /s/ Michel Boucher
                                         ------------------------------
                                         Michel Boucher
                                         Attorney-in-Fact

                                    SAMUEL BRONFMAN II, individually and as
                                    trustee of a certain charitable foundation

                                    By:  /s/ Matthew Bronfman
                                         ------------------------------
                                         Matthew Bronfman
                                         Attorney-in-Fact (Pursuant to a Power
                                         of Attorney previously filed with the
                                         Securities and Exchange Commission)


                                    EDGAR BRONFMAN, JR., individually, as
                                    trustee under a certain trust for the
                                    benefit of descendants of the late Samuel
                                    Bronfman and as trustee of a certain
                                    charitable foundation

                                    By:  /s/ Frank W. Raysor, II
                                         ------------------------------
                                         Frank W. Raysor, II
                                         Attorney-in-Fact (Pursuant to a Power
                                         of Attorney previously filed with the
                                         Securities and Exchange Commission)


                                    MATTHEW BRONFMAN, individually and as
                                    trustee under a certain trust for the
                                    benefit of descendants of the late Samuel
                                    Bronfman

                                    By:  /s/ Frank W. Raysor, II
                                         ------------------------------
                                         Frank W. Raysor, II
                                         Attorney-in-Fact (Pursuant to a Power
                                         of Attorney previously filed with the
                                         Securities and Exchange Commission)


                                    STEPHEN R. BRONFMAN, individually, as
                                    trustee under certain trusts for the benefit of descendants of the late Samuel Bronfman and as director of certain charitable foundations

                                    By:  /s/ Michel Boucher
                                         ------------------------------
                                         Michel Boucher
                                         Attorney-in-Fact (Pursuant to a Power
                                         of Attorney previously filed with the
                                         Securities and Exchange Commission)

                                    ELLEN J. BRONFMAN HAUPTMAN, individually, as trustee under a certain trust for the benefit of descendants of the late Samuel Bronfman and as director of a certain charitable foundation

                                    By:  /s/ Michel Boucher
                                         ------------------------------
                                         Michel Boucher
                                         Attorney-in-Fact (Pursuant to a Power
                                         of Attorney previously filed with the
                                         Securities and Exchange Commission)


                                    MILDRED KALIK, as trustee under certain
                                    trusts for the benefit of descendants of the late Samuel Bronfman

                                    /s/ Mildred Kalik
                                    ------------------------------
                                    MILDRED KALIK


                                    MAYO A. SHATTUCK, III, as trustee under
                                    certain trusts for the benefit of
                                    descendants of the late Samuel Bronfman

                                    By:  /s/ Mildred Kalik
                                         ------------------------------
                                         Mildred Kalik

                                         Attorney-in-Fact (Pursuant to a Power
                                         of Attorney previously filed with the
                                         Securities and Exchange Commission)


                                    JOHN S. WEINBERG, individually, as trustee under a certain trust for the benefit of John S. Weinberg and as trustee under certain trusts for the benefit of descendants of the late Samuel Bronfman

                                    By:  /s/ Mildred Kalik
                                         ------------------------------
                                         Mildred Kalik
                                         Attorney-in-Fact (Pursuant to a Power
                                         of Attorney previously filed with the
                                         Securities and Exchange Commission)

                                    ARNOLD M. LUDWICK, as trustee under a
                                    certain trust for the benefit of descendants of the late Samuel Bronfman and as a director of certain charitable foundations

                                    By:  /s/ Michel Boucher
                                         ------------------------------
                                         Michel Boucher
                                         Attorney-in-Fact (Pursuant to a Power
                                         of Attorney previously filed with the
                                         Securities and Exchange Commission)


                                    ROBERT S. VINEBERG, as trustee under certain trusts for the benefit of descendants of the late Samuel Bronfman

                                    By:  /s/ Michel Boucher
                                         ------------------------------
                                         Michel Boucher
                                         Attorney-in-Fact (Pursuant to a Power
                                         of Attorney previously filed with the
                                         Securities and Exchange Commission)


                                    E. LEO KOLBER, as trustee under certain
                                    trusts for the benefit of descendants of the late Samuel Bronfman

                                    By:  /s/ Michel Boucher
                                         ------------------------------
                                         Michel Boucher
                                         Attorney-in-Fact


                                    SAMUEL MINZBERG, individually and as trustee under certain trusts for the benefit of descendants of the late Samuel Bronfman

                                    By:  /s/ Michel Boucher
                                         ------------------------------
                                         Michel Boucher
                                         Attorney-in-Fact

                                    BRUCE I. JUDELSON, individually and as
                                    trustee under a certain trust for the
                                    benefit of descendants of the late Samuel
                                    Bronfman

                                    By:  /s/ Michel Boucher
                                         ------------------------------
                                         Michel Boucher
                                         Attorney-in-Fact (Pursuant to a Power
                                         of Attorney previously filed with the
                                         Securities and Exchange Commission)


                                    ANDELL INVESTMENTS (LUXEMBOURG) S.A.R.L.

                                    By:  /s/ Michel Boucher
                                         ------------------------------
                                         Michel Boucher
                                         Attorney-in-Fact